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                                                             Exhibits 5 and 23.5

                                 Robert W. Olson
              Senior Vice President, General Counsel and Secretary
                       Chiquita Brands International, Inc.
                              250 East Fifth Street
                             Cincinnati, Ohio 45202



                                February 13, 1998


Chiquita Brands International, Inc.
Chiquita Center
250 East Fifth Street
Cincinnati, Ohio 45202

Gentlemen:

         I have acted as counsel for Chiquita Brands International, Inc. ("Chiquita") in connection with the registration of 500,000 shares of its Capital Stock, par value $.33 per share, pursuant to Chiquita's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 13, 1998 (the "Registration Statement").

         In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

         Based upon the foregoing, it is my opinion that the shares of Chiquita Capital Stock to be sold pursuant to the Registration Statement have been duly and validly issued, and are fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                Very truly yours,


                               /s/Robert W. Olson